EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No.’s 333-106276, 333-116602, 333-48726, 333-96623, 333-65964, 333-127299, 333-136408, 333-141383, 333-172230 and 333-173802) pertaining to the Support.com, Inc. Amended and Restated 1998 Stock Option Plan, the Support.com, Inc. 2000 Omnibus Equity Incentive Plan, the Support.com, Inc. 2000 Employee Stock Purchase Plan, the Support.com, Inc. 2010 Equity and Performance Incentive Plan and the Support.com, Inc. 2011 Employee Stock Purchase Plan of our reports dated March 9, 2012, with respect to the consolidated financial statements of Support.com, Inc., and the effectiveness of internal control over financial reporting of Support.com, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2011.

/s/ Ernst & Young LLP

Redwood City, California
March 9, 2012